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                                                                    EXHIBIT 10.1


                           PURCHASE AND SALE AGREEMENT

         THIS AGREEMENT, made and entered into this 27th day of September, 2002, is between Wakefield Thermal Solutions, Inc., a Delaware corporation, with an address of 33 Bridge Street, Pelham, New Hampshire ("Seller"), and 33 Bridge Street LLC with a mailing address of [c/o Andrew Green, Green Realty Corporation, 9900 Carver Road, Suite 102, Cincinnati, OH 45242] ("Buyer").


                                    RECITALS:

         A. Seller is the owner of a certain parcel of real property known as 33 Bridge Street, Pelham, New Hampshire, as further described on Exhibit A (said real property, together with the building containing approximately 171,235 square feet and other improvements located thereon and appurtenances thereto, is collectively referred to as the "Premises").

         B. Buyer desires to purchase the Premises from Seller upon the terms and conditions hereinafter set forth.

         C. Simultaneously with Closing, Buyer, as landlord, and Seller, as tenant, are entering into a long term triple net lease (the "Lease") for the Premises in the form attached hereto as Exhibit B.

            THEREFORE, in consideration of the mutual covenants and promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Seller and Buyer agree as follows:

            1. Sale and Purchase. Seller agrees to sell and Buyer agrees to purchase, subject to the
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conditions set forth in this Agreement, the Premises.

            2. Purchase Price. The purchase price (the "Purchase Price") for the Premises shall be $4,750,000, and shall be payable as follows:

               (a) $100,000 will be deposited by Buyer in escrow as an earnest money deposit (together with interest, if any, earned thereon, the "Deposit") with the Title Company upon execution hereof; and

               (b) The remainder of the Purchase Price will be delivered by Buyer to the Title Company in escrow at least two days prior to the Closing of this transaction.

            3. Title to Premises. Seller shall convey good and marketable fee simple title in the Premises to Buyer at the Closing by recordable warranty deed (the "Deed"), free and clear of all liens, mortgages, and of all tenants (except the Seller), easements, agreements, and other encumbrances except for: (a) any utility and other easements not threatening or potentially threatening to interfere with Buyer's anticipated use of the Premises, (b) liens for taxes and regular assessments not due and payable or for which bills have not been tendered, (c) building and zoning laws and ordinances (d) any defects in title accepted by Buyer pursuant to Section 5 hereof, and (e) the lease between Buyer, as landlord, and Seller, as tenants (the "Lease"), to be signed simultaneously with the signing of this Agreement and to commence at the Closing.

            4. Evidence of Title. As evidence of Seller's ability to deliver title in conformity with the provisions hereof, Buyer will obtain, at Seller's sole cost and expense, within thirty (30) days after the execution of this Agreement, a commitment for an ALTA owners title insurance policy (the "Title Commitment") from a Chicago Title Company or any other reputable title company designated by Buyer (the "Title Company") to insure, in the amount of the Purchase Price, fee

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simple title to the Premises in Buyer free and clear of all liens and encumbrances, except those set forth in Section 3 above (the "Permitted Encumbrances").

            5. Objections to Title. In the event a defect which renders title unmarketable or which otherwise adversely affects Buyer's intended use of the Property or proposed borrowing, or if any survey exceptions not reasonably acceptable to Buyer, appears in the Title Commitment, Buyer shall notify Seller within ten days after receipt of the title report, which Buyer shall order promptly after the execution of this Agreement. At or prior to the Closing, Seller shall discharge any lien or cure any defect which can be discharged or cured by the payment of money, and shall use its best efforts to remove any defect which cannot be cured at Closing by the payment of money within thirty
(30) days after written notice thereof by Buyer; provided, however, that, if notwithstanding such efforts, Seller is unable to cure any such defect prior to the Closing, and if, in such event, Buyer is unwilling to accept title subject to the defect, Buyer shall notify Seller thereof in writing within ten (10) days after the Title Company notifies Buyer of its unwillingness or inability to omit such defect from the Buyer's and Buyer's lender's Title Commitments. Upon receipt of such notice, subject to the payment of expenses described in Section 9(c), the parties hereto shall be released from any and all liability to each other arising out of this Agreement, and the Deposit and interest thereon shall be returned to Buyer.

            6. Closing.

               (a) The sale of the Premises shall be completed at a date and time to be mutually agreed upon by the parties hereto, but in any case not later than September 29, 2002 (the "Closing"), time being of the essence with respect to Buyer's obligations to consummate the Closing.

               (b) Two business days prior to the Closing, Seller shall deliver the Deed to the

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Title Company in escrow together with an affidavit that Seller is not a "foreign person(s)" as defined in the Foreign Investment in Real Property Tax Act, and Buyer shall deliver the remainder of the Purchase Price to the Title Company in escrow. Buyer and Seller shall also execute and deliver to the Title Company in escrow prior to the Closing (x) the Lease, and (y) all other customary closing documents, including documents and affidavits reasonably required by Buyer or its lender or the Title Company. At the Closing, the Title Company shall close the escrow by delivering the Purchase Price to Seller, by recording the Deed and by delivering to each party the other's Closing Documents.

            7. Representations and Warranties.

               (a) Seller represents and warrants to Buyer as follows:

                   (i) Seller is the legal and beneficial owner of the Premises and has full power and authority to make, execute, deliver and perform this Agreement. This Agreement is the valid and legally binding obligation of Seller in accordance with its terms. The Seller is incorporated in the State of Delaware and has a tax ID number of________________.

                   (ii) There are no special taxes or assessments existing or pending against the Premises nor, other than the Permitted Encumbrances described above, are there any recorded covenants, conditions or restrictions governing the use of the Premises.

                   (iii) Seller has not employed any broker or finder with respect to the subject transaction other than Trammell Crow.

                   (iv) There are no violations having a material adverse effect on the Premises.

                   (v) There is a valid Certificate of Occupancy for the Premises and Seller's

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present use of the Premises is in conformity with same.

                   (vi) With respect to environmental matters,

                        (1) The term "Environmental Laws" means all federal,
            state or local laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or industrial, radioactive, toxic or hazardous substances or wastes ("Hazardous Substances") into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, recycling, disposal, transport or handling of Hazardous Substances, as well as all rules and regulations issued thereunder.

                        (2) Seller has obtained all permits, licenses and other
            authorizations required for its operations on the Premises to be in material compliance with the Environmental Laws, and have filed all notifications that are required, with respect to the Premises.

                        (3) The Seller's use of the Premises is in material
            compliance and, to the Seller's knowledge, no third person has committed any act which has resulted in non-compliance by the Seller, with all terms and conditions, limitations, obligations, prohibitions, requirements, restrictions, schedules, standards and timetables contained in the Environmental Laws and all judicial and administrative orders, injunctions, judgments, declarations, directives, notice or demands with respect to compliance with Environmental Laws. The Seller has not received any written communication, whether from governmental

                                       -5-
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            authorities, citizens' groups or otherwise, that alleges that the
            Premises is not in such compliance.

                        (4) There is no civil, criminal or administrative
            action, claim, demand, demand letter, hearing, investigation, notice, notice letter, notice of violation, proceeding or suit pending or threatened against the Seller with respect to the Premises.

                        (5) Except as expressly authorized by an effective
            permit or by applicable law, there have been no Releases of any Hazardous Substances into, onto under or from the Premises by the Seller in violation of any applicable Environmental law. "Release" means any release spill, emission, discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

                        (6) The Seller has not conducted, engaged or permitted
            others to engage at the Premises in any manufacture, treatment or disposal of any Hazardous Substance or other substance or material in violation of any applicable Environmental Law.

                  (vii) There are no parties in possession of any portion of the Premises as lessees, tenants at sufferance or trespassers except Seller as Tenant under written lease to be delivered pursuant to this Agreement.

                  (viii) The Seller shall not further encumber the Premises or make any material change in it or its maintenance or allow an encumbrance upon the title to the Premises, or modify the terms or conditions of any existing leases, contracts or encumbrances, if any, without the

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written consent of Buyer.

                  (ix) There are no mechanic's liens or Uniform Commercial Code liens (other than those in favor of Seller's lenders with respect to inventory, equipment and other personal property of Seller at the Premises), or unrecorded liens against the Premises, and Seller shall not allow any such liens to be attached to the Premises prior to Closing, which will not be satisfied out of the Closing proceeds. All obligations of Seller arising from the ownership and operation of the Premises and business operated thereon, including but not limited to taxes, leasing commissions, salaries, contracts, and similar agreements have been paid or will be paid prior to Closing. Except for obligations for which provisions are made herein for proration at Closing and the indebtedness taken subject to or assumed, there will be no obligations of Seller with respect to the Premises then due outstanding as of Closing.

                  (x) There are no pending, threatened, or contemplated litigation, condemnation, or assessments affecting the Premises. Seller shall promptly advise Buyer of any litigation, condemnation or assessments affecting the Premises which is instituted or threatened after the date hereof.

                  (xi) All permits of any kind required for the operation of Seller's business in the Premises, including certificate(s) of occupancy, are in full force and effect, and the Seller's use complies with all governmental requirements and laws of every kind. Seller has disclosed to Buyer any and all known conditions of a material nature with respect to the Property which may affect the health or safety of any tenant or occupant of the Premises. Except as disclosed in writing by Seller to Buyer contemporaneously with the execution hereof, the Premises has no known structural defects, construction defects of a material nature, and none of the improvements have been

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constructed with materials known to be a potential health hazard to occupants of the Premises.

                  (xii) After the date of execution hereof until the Closing Date, Seller shall (x) operate the Premises in the same manner as the Premises has been operated; and (y) maintain the Premises in the same condition and in the same manner as existed on the Effective Date, ordinary wear and casualty loss excepted.

               (b) Buyer represents and warrants to Seller as follows:

                   (i) Buyer has full power and authority to make, execute, deliver and perform this Agreement. This Agreement is the valid and legally binding obligation of Buyer in accordance with its terms. The Buyer is a limited liability company duly formed and validly existing in the State of Nevada and has a tax ID number of________________.

                   (ii) This Agreement is the valid and legally binding obligation of Buyer in accordance with its terms.

                   (iii) Buyer has not employed, or been introduced to the transaction by, any broker or finder with respect to the subject transaction other than Trammell Crow.

            8. Conditions of Closing.

               (a) The obligation of Seller to consummate the sale of the Premises and the Personalty at the Closing is subject to the following conditions:

                   (i) Buyer shall have performed in all material respects all agreements on its part required to be performed under this Agreement and shall not be in default under any of the provisions of this Agreement;

                   (ii) Buyer shall have delivered to the Escrow Agent the balance of the Purchase Price referred to in Section 2(b); and

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                   (iii) Buyer shall have delivered an executed counterpart of the Lease to the Title Company.

               (b) The obligation of Buyer to consummate the purchase of the Premises at the Closing is subject to the following conditions:

                   (i) The statements and representations of Seller contained in this Agreement shall be true in all material respects at and as of the Closing as though such statements and representations had been made at and as of the Closing, and Seller shall have performed in all material respects all agreements on its part required to be perform under any of the provisions of this Agreement;

                   (ii) Seller shall have delivered a duly executed copy of the Deed to the Title Company and other Seller's Closing Documents (which in addition to the Deed shall include the Lease executed by Seller, the Certificate of Occupancy for the Premises, evidence of insurance required to be maintained by tenants under the Lease, and any permits or licenses affecting the Premises) to the Title Company;

                   (iii) Buyer shall have obtained a commitment for an ALTA owners title insurance policy insuring fee simple title to the Premises in the amount of the Purchase Price free and clear of all liens and encumbrances except the Permitted Encumbrances (the "Title Policy"); and

                   (iv) There shall have occurred no material adverse change in the condition of the Premises or the Seller's financial condition as a whole, nor shall there have been any casualty, condemnation or other material change in the Seller or the Premises.

               (c) If the parties fail to consummate this transaction because of non-performance or material breach by Buyer, the Title Company shall deliver the Deposit to Seller as liquidated

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damages for loss of opportunity of sale of the Premises. If the parties fail to consummate the transaction due to any other reason, the Title Company shall return the Deposit to Buyer. Following the return of the Deposit to Seller or Buyer, as the case maybe, this Agreement shall be terminated and neither party shall have any claim against the other except that if the transaction fails to close as a result of Seller's inability to deliver marketable title or as a result of Seller's breach of the Agreement, Seller shall be obligated to reimburse Buyer for its reasonable out of pocket fees and expenses (up to a maximum of $100,000) incurred in investigating the Premises and negotiating this Agreement and the Lease, including, without limitation, any fees paid to Buyer's proposed lender.

            9. Possession. Seller shall not deliver possession of the Premises, but shall retain possession of the Premises as tenant of the Premises pursuant to the parties' lease on the Closing Date. Buyer and Seller acknowledge that the quality of and the title to the Premises shall be no better than that transferred from Seller to Buyer at Closing, it being understood that this is a sale-leaseback transaction.

            10. Prorations, Charges, Taxes and Other Costs.

               (a) All real property taxes and special and general assessments shall not be prorated, but shall remain the responsibility of the Seller as owner of the Premises before the Closing and as tenant of the Premises after the Closing.

               (b) Seller shall pay the following charges and expenses at the
Closing:

                   (i) the real property transfer tax for the Premises, notwithstanding the local custom that such tax is shared equally by Buyer and Seller.

                   (ii) the cost of recording of the Deed; and

                   (iii) the cost of securing the Title Commitment and Title Policy.

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            11. Survival of Terms. All statements, representations and agreements made by Seller or Buyer, respectively, pursuant to this Agreement shall survive the Closing.

            12. Waiver of Conditions. The parties may, by written agreement:

               (a) extend the time for performance of any of the obligations or other acts of the parties contemplated herein;

               (b) waive any inaccuracies in the statements contained in this Agreement; and

               (c) waive compliance with or modify any of the covenants contained in this Agreement and waive or modify performance of any of the obligations of either of the parties hereto.

            13. Indemnification.

               (a) Environmental Liabilities. Seller hereby agrees to indemnify, defend and hold Buyer and its officers, directors and employees harmless from and against any liability or obligation ("Environmental Liabilities") relating to any environmental condition caused by the shipment, presence, discharge or release on or prior to the Closing Date or during the Term of the Lease of any Hazardous Substances from or at the Premises (an "Environmental Condition"), in accordance with the Lease.

            14. Brokerage Commission. Other than Trammell Crow, to whom Seller agrees to pay a commission pursuant to a separate agreement, the parties agree that no agent or broker brought about this transaction and will be entitled to a commission. If any claim on behalf of any broker or agent is made or upheld, then the party against or through whom such claim is made shall defend, indemnify and hold the other harmless against any damages, costs or expenses in any way attributable to such claim, including, without limitation, reasonable attorney's fees.

            15. Entire Agreement. This Agreement constitutes the sole agreement of the parties with

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regard to the subject matter hereof and supersedes any prior understanding or arrangements, whether written or oral, between the parties regarding such subject matter.

            16. Assignment. This Agreement shall not be assigned by Seller or Buyer without the express written consent of the other party hereto except that Buyer may assign its rights hereunder to an affiliate.

            17. Notices. All notices, requests, consents and other communications hereunder shall be in writing and may be delivered by hand or sent postage prepaid, by certified United States mail, to the following addresses:

                  To Buyer:                 Pelham Properties LLC
                                            c/o Andrew Green
                                            Green Realty Corporation
                                            9900 Carver Road, Suite 202
                                            Cincinnati, OH 45242

                  With a copy to:           Stewart L. Horn
                                            100 Riverside Place
                                            Unit 103
                                            Covington, KY 41011

                                            Thomas H. Bergman, Esq.
                                            Statman Harris Siegel & Eyrich, LLC
                                            2900 Chemed Center
                                            255 East Fifth Street
                                            Cincinnati, OH 45202
                                            Phone: 513-621-2666
                                            Fax: 513-345-8289
                                            Email: tbergman@shselegal.com

                  To Seller:                Wakefield Thermal Solutions, Inc.
                                            33 Bridge Street
                                            Pelham, New Hampshire  03076
                                            Fax No. 603-635-5260
                                            attn:  James Polakiewicz


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                  With copies to:           Robert W. Forman
                                            Shapiro Forman Allen & Miller LLP
                                            380 Madison Avenue
                                            New York, New York 10017
                                            Fax No. 212-557-1275

or to any other address designated by the parties hereto in the manner prescribed herein. Any such notice shall be sent via facsimile and shall be deemed given one business day after being sent, as evidenced by confirmatory facsimile receipt.

            18. Interpretation. This Agreement shall be governed by and construed in accordance with the laws of the State of New Hampshire.

            19. Confidentiality. The parties agree that, in the absence of prior written consent of the other party, the terms of this Agreement and any of the documents delivered pursuant to this Agreement, shall be confidential and, unless required by law, shall not be delivered, discussed, or otherwise shared with any person other than proposed lenders for Buyer, the parties, their attorneys, accountants, or other professionals or consultants.

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            IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the day and year first above written.


/s/                                                  33 Bridge Street LLC, Buyer
-----------------------------
Witness
                                                     By: /s/
                                                        -----------------------
                                                     Name:
                                                     Title:
                                                     Duly Authorized


                                                     Wakefield Thermal Solutions,
/s/                                                  Inc., Seller
----------------------------
Witness

                                                     By: /s/
                                                        -----------------------
                                                     Name:
                                                     Title:
                                                     Duly Authorized

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                                    EXHIBIT A

                          [Description of the Premises]

                                    EXHIBIT B

                                 [Form of Lease]